Exhibit 10.2

PURCHASE AND SALE AGREEMENT

dated as of May 13, 2005

between

5544 JFK III ASSOCIATES

as Seller,

and

METRO SAI HOSPITALITY L.L.C.

as Purchaser

IN CONNECTION WITH THE SALE AND PURCHASE OF THE
DOUBLETREE CLUB HOTEL, JAMAICA, NEW YORK

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT, dated as of the 13th day of May, 2005, (the “Agreement”) between 5544 JFK III ASSOCIATES, a Pennsylvania limited partnership (“Seller”), and METRO SAI HOSPITALITY L.L.C., a New York limited liability company (“Purchaser”), provides:

ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION

1.1   Definitions. The following terms shall have the indicated meanings:

“Act of Bankruptcy” shall mean if a party hereto or any member or general partner thereof shall (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (b) admit in writing its inability to pay its debts as they become due, (c) make a general assignment for the benefit of its creditors, (d) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), (e) be adjudicated a bankrupt or insolvent, (f) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, (g) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), or (h) take any corporate or limited liability company action for the purpose of effecting any of the foregoing; or if a proceeding or case shall be commenced, without the application or consent of a party hereto or any general partner thereof, in any court of competent jurisdiction seeking (1) the liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of debts, of such party or general partner, (2) the appointment of a receiver, custodian, trustee or liquidator or such party or general partner or all or any substantial part of its assets, or (3) other similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed; or an order (including an order for relief entered in an involuntary case under the Federal Bankruptcy Code, as now or hereafter in effect) judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 consecutive days.

“Assignment and Assumption Agreement” shall mean that certain Assignment and Assumption Agreement, dated as of the Closing Date by and between Seller and Purchaser, whereby Seller assigns and Purchaser assumes all of Seller’s right, title and interest in, to and under all licenses, contracts, leases, permits and agreements affecting the Property, including, without limitation, the Leases and Operating Agreements, and all warranties and guarantees from any contractors, subcontractors, manufacturers, and suppliers with respect to the Improvements.

“Authorizations” shall mean all licenses, permits and approvals required by any governmental or quasi-governmental agency, body or officer for the ownership, operation and use of the Property or any part thereof.

“Closing” shall mean the closing of the sale and acquisition of the Property pursuant to this Agreement.

“Closing Date” shall mean the date on which the Closing occurs.

“Consideration” shall mean $11,500,000.00.

“Continuing Liabilities” shall include liabilities arising under Operating Agreements, Leases, equipment leases or related to the operation of the Hotel on and subsequent to the Closing Date, or proration credits at Closing.

“Deposit” shall mean the amount of Five Hundred Thousand and No/100 Dollars ($500,000.00).

“Employment Agreements” shall mean any and all employment agreements, written or oral, between the Seller or its managing agent and the persons employed with respect to the Property.

“Escrow Agent” shall mean Summit Associates, 100 Lafayette Street, 3rd Floor, New York, New York 10013.

"Excluded Assets" shall mean:

(a)  all cash, bank accounts and money invested with financial institutions and other liquid assets of the Seller;

(b)  any interest in and to any refund of Taxes of the Seller for any period and any interest in and to any refund of Taxes relating to the Hotel or its operations, prior to the Closing;

(c)  all credits, claims for refund, prepaid expenses, deferred charges, escrow accounts, advance payments, security or other deposits, including recoverable deposits, and prepaid items (and, in each case, security interests relating thereto) arising from or in connection with, or related to, the Seller, its contracts or assets;

(d)  all claims or rights against any Person of the Seller arising prior to Closing date;

(e)  all insurance policies owned by the Seller and all rights, claims, proceeds and causes of action of the Seller under insurance policies and all rights in the nature of insurance, indemnification or contribution relating to the Seller or its property;

(f)  all of Seller’s rights under this Agreement and any other agreement to sell assets of the Seller now existing or in the future and all cash and non-cash consideration payable or deliverable to Seller pursuant to the terms and provisions hereof and thereof;

(g)  all books and records of the Seller that do not relate primarily to the Hotel, financial statements, and accounting ledgers, records, and work-papers;

(h)  Management proprietary system;

(i)   All computers, including but not limited to the computer in the General Manager’s office and the computer in the Sales Office; provided that the computers in the Business Center shall not be excluded;

(j)   Minivan;

(k)  Fax/copier/printer machine in General Manager’s office;

(l)   Timeclock

(m)      All manuals, files, and employee records of Seller and/or HHMLP (as defined in Section 3.12).

(n)  License (unless Purchaser obtains consent of Franchisor approving a transfer of the License to Purchaser); and

(o)  liquor license.

“Existing Financing” shall mean, collectively, that certain financing by GE Capital to Seller with an outstanding principle balance of approximately $7,903,679.74; the exact amount of which shall be set forth on the settlement statement at Closing.

“FIRPTA Certificate” shall mean the affidavit of the Seller under Section 1445 of the Internal Revenue Code certifying that Seller is not a foreign corporation, foreign Seller, foreign limited liability company, foreign trust, foreign estate or foreign person (as those terms are defined in the Internal Revenue Code and the Income Tax Regulations), in form and substance satisfactory to the Purchaser.

“Governmental Body” means any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

 “Hotel” shall mean the 110-room Doubletree Club hotel and related amenities located on the Land.

“Improvements” shall mean the Hotel and all other buildings, improvements, fixtures and other items of real estate located on the Land.

 “Insurance Policies” shall mean those certain policies of insurance described on Exhibit C attached hereto.

“Intangible Personal Property” shall mean all intangible personal property owned or possessed by the Seller and used in connection with the ownership, operation, leasing, occupancy or maintenance of the Property (other than the Excluded Assets, the License and the liquor license), including, without limitation, the Authorizations, general intangibles, business records, plans and specifications, surveys and title insurance policies pertaining to the real property and the personal property, all other licenses which are transferable, permits and approvals with respect to the construction, ownership, operation, leasing, occupancy or maintenance of the Property, any unpaid award for taking by condemnation or any damage to the Land by reason of a change of grade or location of or access to any street or highway, excluding (a) the Excluded Assets which shall be maintained and/or distributed to Seller prior to the Closing Date and (b) any of the aforesaid rights the Purchaser elect not to acquire.

“Inventory” shall mean all inventory located at the Hotel, including without limitation, all mattresses, pillows, bed linens, towels, paper goods, soaps, cleaning supplies and other such supplies.

"Knowledge" shall mean the actual knowledge of the Seller.

 “Land” shall mean that certain parcel of real estate lying and being in the Borough of Queens and City of Jamaica, New York, as more particularly described on Exhibit A attached hereto, together with all easements, rights, privileges, remainders, reversions and appurtenances thereunto belonging or in any way appertaining, and all of the estate, right, title, interest, claim or demand whatsoever of the Seller therein, in the streets and ways adjacent thereto and in the beds thereof, either at law or in equity, in possession or expectancy, now or hereafter acquired.

“Leases” shall mean those leases of real property listed on Exhibit D attached hereto.

“Operating Agreements” shall mean the management agreements, service contracts, supply contracts, leases (other than the Leases) and other agreements, if any, in effect with respect to the construction, ownership, operation, occupancy or maintenance of the Property. All of the Operating Agreements in force and effect as of the date hereof are listed on Exhibit E attached hereto.

“Owner's Title Policy” shall mean an owner's policy of title insurance or the applicable endorsement issued to the Purchaser by the Title Company, dated as of the Closing Date, pursuant to which the Title Company insures the Purchaser's ownership of fee simple title to the Real Property (including the marketability thereof) subject only to Permitted Title Exceptions. The Owner's Title Policy shall insure the Purchaser in the amount of the Consideration and shall be acceptable in form and substance to the Purchaser. The description of the Land in the Owner's Title Policy shall be by courses and distances and shall be identical to the description shown on a survey provided by the Seller to the Purchaser.

“Permitted Title Exceptions” shall mean those exceptions to title to the Real Property that are satisfactory to the Purchaser as determined pursuant to Section 2.2.

“Property” shall mean collectively the Land, Improvements, the Inventory, the Reservation System, the Tangible Personal Property and the Intangible Personal Property.

“Real Property” shall mean the Land and the Improvements.

“Reservation System” shall mean the Seller’s or the Hotel manager’s Reservation Terminal and Reservation System equipment and software (other than the Management proprietary system), if any.

“Study Period” shall mean a period preceding the date of execution of this Agreement, which period has already expired.

“Tangible Personal Property” shall mean the items of tangible personal Property, other than the Excluded Assets, consisting of all furniture, fixtures and equipment situated on, attached to, or used in the operation of the Hotel, and all furniture, furnishings, equipment, machinery, and other personal property of every kind located on or used in the operation of the Hotel and owned by the Seller.

“Title Commitment” shall mean the commitment by the Title Company to issue the Owner's Title Policy.

“Title Company” shall mean Summit Associates, 100 Lafayette Street, 3rd Floor, New York, New York 10013.

“Tray Ledger” shall mean the final night's room revenue (revenue from rooms occupied as of 12:01 a.m. on the Closing Date, exclusive of food, beverage, telephone and similar charges which shall be retained by the Seller as part of the Excluded Assets), including any sales taxes, room taxes or other taxes thereon.

“Utilities” shall mean public sanitary and storm sewers, natural gas, telephone, public water facilities, electrical facilities and all other utility facilities and services necessary for the operation and occupancy of the Property as a hotel.

1.2   Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:

(a)  Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

(b)  All references herein to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.

(c)  Headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

(d)  Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

ARTICLE II

PURCHASE AND SALE; STUDY PERIOD;
PAYMENT OF CONSIDERATION

2.1   Purchase and Sale. In consideration of the payment of the Consideration by Purchaser to Seller, Seller agrees to sell, assign and transfer the Property to Purchaser and Purchaser agrees to purchase the Property, in accordance with the terms and conditions set forth herein.

(a)   The Consideration shall be paid as follows:

(i)  Purchaser has deposited the Deposit in an interest bearing account, which is and shall be fully refundable in accordance with the provisions with respect to the refund thereof as set forth in this Agreement, including, without limitation, unsatisfactory results of the Study Period, in Purchaser’s sole discretion, and/or default by Seller hereunder; and

(ii)  The balance of the Consideration, subject to adjustment as provided in this Agreement, shall be paid by the Purchaser by wire transfer to the Seller or such payee as the Seller may direct at the Closing. The Seller shall provide Purchaser on or before the Closing with Seller’s wiring instructions for the payment of the Consideration.

(b)
The Consideration shall be held by the Escrow Agent to be released to Seller upon delivery of the certificates, documents, instruments, agreements and other closing deliveries required by this Agreement.

2.2   Study Period.

(a)   The Purchaser shall have the right, until the end of the Study Period, to enter upon the Real Property and to perform, at the Purchaser's expense, such economic, surveying, engineering, environmental, topographic and marketing tests, studies and investigations as the Purchaser may deem appropriate provided Purchaser gives Seller at least twenty-four (24) hours notice prior to entering on the Real Property. The Purchaser shall investigate the Property and the Seller, including, without limitation, a full environmental due diligence audit and investigation of the Property and UCC, lien, litigation, judgment and bankruptcy searches on the Seller. If such tests, studies and investigations warrant, in the Purchaser' sole, absolute and unbelievable discretion, the purchase of the Interests for the purposes contemplated by the Purchaser, then the Purchaser may elect to proceed to Closing and shall so notify the Seller prior to the expiration of the Study Period. If for any reason the Purchaser do not so notify the Seller of their determination to proceed to Closing prior to the expiration of the Study Period, or if the Purchaser notify the Seller, in writing, prior to the expiration of the Study Period that it has determined not to proceed to Closing, this Agreement automatically shall terminate, and the Purchaser shall be released from any further liability or obligation under this Agreement other than Purchaser's indemnification obligations given pursuant to this paragraph which shall survive termination of this Agreement, and the Deposit together with interest accrued thereon shall be immediately refunded to Purchaser. Purchaser shall indemnify Seller for any loss, damage or liabilities arising our of activities relating to the Study Period and Purchaser shall obtain an insurance policy, in amounts and with a company, satisfactory to Seller and naming the Seller as an additional insured prior to entry upon the Property.

(b)   During the Study Period, the Seller shall make available to the Purchaser, its agents, auditors, engineers, attorneys and other designees, for inspection copies of all existing architectural and engineering studies, surveys, title insurance policies, zoning and site plan materials, correspondence, environmental audits, environmental report, zoning compliance, tax returns, accounts, franchise agreement, deed and operating and services contracts, and other related materials or information if any, relating to the Property to the extent they are available in Seller’s possession.

(c)   During the Study Period, the Purchaser, at their expense, may cause an examination of title to the Property to be made, and, prior to the expiration of the Study Period, shall notify the Seller of any defects in title shown by such examination that the Purchaser are unwilling to accept. The Seller shall notify the Purchaser whether the Seller are willing to cure such defects and to proceed to Closing. Seller may cure, but shall not be obligated to cure such defects. If such defects consist of deeds of trust, mechanics' liens, tax liens or other liens or charges in a fixed sum or capable of computation as a fixed sum, the Seller, at their option, shall pay and discharge (in which event, the Escrow Agent is authorized to pay and discharge at Closing) such defects at Closing. If the Seller are unwilling or unable to cure any such defects by Closing, the Purchaser shall elect (1) to waive such defects and proceed to Closing without any abatement in the Consideration or (2) to terminate this Agreement and receive a return of the Deposit with interest thereon. The Seller shall, after the date of this Agreement, take all reasonable best efforts to prevent the Property from being subjected to any liens, encumbrances, covenants, conditions, restrictions, easements or other title matters or seek any zoning changes or take any other action which may affect or modify the status of title without the Purchaser' prior written consent, which consent shall not be unreasonably withheld or delayed. All title matters revealed by the Purchaser's title examination and not objected to by the Purchaser as provided above shall be deemed Permitted Title Exceptions. If Purchaser shall fail to examine title and notify the Seller of any such title objections by the end of the Study Period, all such title exceptions (other than those rendering title unmarketable and those that are to be paid at Closing as provided above and other than any title exceptions first appearing after the date of Purchaser’s title examination) shall be deemed Permitted Title Exceptions.

(d)   During the Study Period, Seller shall make available to Purchaser copies of existing Franchise Agreement and existing loan documents.

(e)   During the Study Period, Purchaser shall contact the Licensor, and obtain tentative approval of the transfer of the franchise to Purchaser or its subsidiary or affiliate.

(f)   During the Study Period, Purchaser shall contact GE Capital, and obtain tentative approval of the transfer/assumption of Seller’s loans, including mortgage loans, to/by Purchaser or its subsidiary or affiliate.

ARTICLE III

SELLER’S REPRESENTATIONS, WARRANTIES AND COVENANTS

To induce the Purchaser to enter into this Agreement and to purchase the Property, the Seller hereby jointly and severally makes the following representations, warranties and covenants, upon each of which Seller acknowledges and agrees that Purchaser is entitled to rely and has relied upon:

3.1   Identity and Power.

(a)   Seller is and has all requisite powers and all governmental licenses, authorizations, consents and approvals necessary to carry on its business as now conducted, to execute and deliver this Agreement and any document or instrument required to be executed and delivered on behalf of the Seller hereunder, to perform his obligations under this Agreement and any such other documents or instruments and to consummate the transactions contemplated hereby; and

(b)   Seller is a Pennsylvania limited partnership duly organized, validly existing under the laws of the Commonwealth of Pennsylvania, and has all requisite power and authority under the laws of such Commonwealth and under its charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Seller has duly qualified and is in good standing as a limited partnership in the State of New York.

3.2   Authorization, No Violations and Notices.

(a)   The execution, delivery and performance of this Agreement by Seller, and the consummation of the transactions contemplated hereby have been duly authorized, adopted and approved by the Seller as necessary. No other proceedings are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed by Seller and is a valid and binding obligation enforceable against Seller in accordance with its terms.

(b)   Neither the execution, delivery, or performance by Seller of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof, will,

(i)   except for the terms of the Seller's Existing Financing, the License and the liquor license, violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, which, with or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge, or encumbrance upon any of the Property or assets of the Seller, under any of the terms, conditions, or provisions of, the Certificate of Limited Partnership of such Seller (if applicable), the Limited Partnership Agreement, license, lease, agreement, or other instrument, or obligation to which the Seller is a party, or by which the Seller may be bound, or to which the Seller or the Property or assets may be subject; or

(ii)        violate any judgment, ruling, order, writ, injunction, decree, statute, rule, or regulation applicable to the Seller or its Property or assets that would not be violated by the execution, delivery or performance of this Agreement or the transactions contemplated hereby by the Seller or compliance by the Seller with any of the provisions hereof.

(c)   The Seller has conducted no business other than the ownership of the Property.

3.3   Litigation With Respect to Seller. Except as set forth on Exhibit F there is no action, suit or proceeding pending against or affecting the Seller or any part of or interest in the Property in any court, before any arbitrator or before or by any governmental agency which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other material agreement or instrument to which the Seller is a party or by which it is bound and that is or is to be used in connection with, or is contemplated by, this Agreement, (b) could materially and adversely affect the business, financial position or results of operations of the Seller, (c) could materially and adversely affect the ability of the Seller to perform its obligations hereunder, or under any document to be delivered pursuant hereto, or (d) could create a lien on the Property.

3.4   Property.

(a)   The Property will be on the Closing Date, free and clear of all liens and encumbrances, except for the Permitted Title Exceptions and the Existing Financing, and the Seller has good, marketable title thereto and the right to convey same. The Seller is the fee simple owner of the Real Property and the sole owner of the Property.

(b)   The assets of the Seller will be on the Closing Date, free and clear of all liens and encumbrances, and the Seller has good and marketable title thereto and the Seller has the right to convey same in accordance with the terms of this Agreement.

3.5   Bankruptcy with Respect to Seller. No Act of Bankruptcy has occurred with respect to the Seller.

3.6   Brokerage Commission. The Seller have not engaged the services of, nor is it or will it become liable to, any real estate agent, broker, finder or any other person or entity for any brokerage or finder's fee, commission or other amount with respect to the transaction described herein.

3.7   Intentionally Omitted.

3.8   Intentionally Omitted.

3.9   Intentionally Omitted.

3.10         Contracts and Agreements. There is no loan agreement, guarantee, note, bond, indenture and other debt instrument, lease and other contract to which the Seller is a party or by which its assets are bound other than Permitted Title Exceptions, the Leases, the Operating Agreements, and the loan documents respecting Existing Financing (the “Existing Financing Documents”) with GE Commercial Finance Business Property Corporation f/k/a General Electric Capital Business Asset Funding Corporation (“Lender” or “GE Capital”), and such Existing Financing shall be assumed by Purchaser as herein provided.

3.11         No Special Taxes. The Seller has no Knowledge of, nor has received any written notice of, any special taxes or assessments relating to the Seller or Property or any part thereof or any planned public improvements that may result in a special tax or assessment against the Property.

3.12         Compliance with Existing Laws. The Seller possesses all Authorizations, each of which is valid and in full force and effect, and, to Seller’s Knowledge, no provision, condition or limitation of any of the Authorizations has been breached or violated. Notwithstanding the foregoing, and to the extent not prohibited by applicable law, the Seller’s existing hotel manager, Hersha Hospitality Management, L.P. (“HHMLP”), and Purchaser will enter into an Interim Beverage Service Agreement, in form and substance acceptable to Seller, which will permit Purchaser to have use of HHMLP’s liquor license from the Closing Date until the earlier of (i) Purchaser's receipt of a new liquor license for the Hotel, or (ii) six (6) months from the Closing Date. Purchaser shall bear all costs and expenses that Seller or HHMLP may incur in connection with the transfer of the liquor license, and Purchaser shall indemnify HHMLP and Seller for any losses, liabilities, claims, actions, damages, and expenses in connection with Purchaser’s use of, or activities involving, the liquor license.

3.13         Operating Agreements. No fact or circumstance has occurred which, by itself or with the passage of time or the giving of notice or both, would constitute a material default under any of the Operating Agreements. Without the prior written consent of the Purchaser, which consent will not be unreasonably withheld or delayed, the Seller shall not enter into any new management agreement, maintenance or repair contract, supply contract, lease in which it is lessee or other agreements with respect to the Property, nor shall the Seller enter into any agreements modifying the Operating Agreements.

3.14         Warranties and Guaranties. The Seller shall not release or modify any warranties or guarantees, if any, of manufacturers, suppliers and installers relating to the Improvements and the Tangible Personal Property or any part thereof, except with the prior written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed. A complete list of all such warranties and guaranties in effect as of the date of this Agreement is attached hereto as Exhibit B.

3.15         Intentionally Omitted.

3.16         Condemnation Proceedings; Roadways. The Seller has received no written notice of any condemnation or eminent domain proceeding pending or threatened against the Property or any part thereof. The Seller has no Knowledge of any change or proposed change in the route, grade or width of, or otherwise affecting, any street or road adjacent to or serving the Real Property.

3.17         Labor Disputes and Agreements. There are not currently any labor disputes pending or, to Seller's knowledge, threatened as to the operation or maintenance of the Property or any part thereof. The Seller is not a party to any union or other collective bargaining agreement with employees employed in connection with the ownership, operation or maintenance of the Property. The employees of the Seller are at will employees.

3.18         Financial Information. To the Seller’s Knowledge, except as otherwise disclosed in writing to the Purchaser prior to the end of the Study Period, for each of the Seller’s accounting years, when a given year is taken as a whole, all of the Seller’s financial information previously delivered or to be delivered to the Purchaser is and shall be correct and complete in all material respects.

3.19         Organizational Documents. The Seller’s Organizational Documents are in full force and effect and have not been modified or supplemented, and no fact or circumstance has occurred that, by itself or with the giving of notice or the passage of time or both, would constitute a default thereunder.

3.20         Operation of Property. The Seller covenant that between the date hereof and the date of Closing Seller shall cause the Seller to (a) operate the Property only in the usual, regular and ordinary manner consistent with the Seller’s prior practice, (b) maintain the books of account and records in the usual, regular and ordinary manner, in accordance with Seller’s accounting system, and (c) use all reasonable efforts to preserve intact the present business organization, keep available the services of the present officers and employees and preserve their relationships with suppliers and others having business dealings with them. The Seller shall continue to make good faith efforts to take guest room reservations and to book functions and meetings and otherwise to promote the business of the Property in generally the same manner as the Seller did prior to the execution of this Agreement.

3.21         Judgments and Liens. On the Closing Date, the Seller will be free and clear of all judgments and liens.

3.22         Hazardous Substances. Except for matters in Seller’s or Purchaser's environmental reports and statements, and except for Lender’s requirement for a “No Further Action” Letter, and except for cleaning supplies and the like used in the ordinary course of Seller’s business, Seller has no Knowledge of the presence of any “Hazardous Substances” (as defined hereafter) on the Property presently occurring on or onto the Property, and “Hazardous Substances” shall mean any substance or material whose presence, nature, quantity or intensity of existence, use, manufacture, disposal, transportation, spill, release or effect, either by itself or in combination with other materials is either: (1) potentially injurious to the public health, safety or welfare, the environment or the Property, (2) regulated, monitored or defined as a hazardous or toxic substance or waste by any Governmental Body, or (3) a basis for liability of the owner of the Property to any Governmental Body or third party, and Hazardous Substances shall include, but not be limited to, hydrocarbons, petroleum, gasoline, crude oil, or any products, by-products or components thereof, and asbestos and toxic mold.

3.23         Room Furnishings. All public spaces, lobbies, meeting rooms, and each room in the Hotel available for guest rental is furnished in accordance with Licensor's standards for the Hotel and room type.

3.24         License.

(a)           The license from Promus Hotels, Inc. (Doubletree Club) (the “Licensor”) with respect to the Hotel (the “License”) is valid and in full force and effect, and on the Closing Date Seller will not be in default with respect thereto (with or without the giving of any required notice and/or lapse of time); however, the License will not be transferable without Licensor's consent.

(b)           Subject to Purchaser obtaining Licensor's consent, neither the execution, delivery, or performance by the Seller of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Seller with any of the provisions hereof, will violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, or result in a right of termination under any of the terms, conditions, or provisions of, the License.

3.25         Access to Financial Information. Seller shall provide access to Purchaser's representatives to all financial and other information relating to the Property, and shall provide Purchaser with detailed financial reporting for the Hotel for the period beginning January 1, 2004 and ending the Closing Date.

3.26         Environmental Matters. There are no violations of any environmental laws relating to Hazardous Substances respecting the Property or the Hotel. The Seller has an obligation under the loan documents for the Existing Financing to obtain a “No Further Action” Letter from the Department of Environmental Control of New York City.

3.27         Leases. True, complete copies of the Leases, are attached as Exhibit D hereto. The Leases are, and will at Closing be, in full force and effect, and Seller is not in default and the Seller shall make good faith efforts not to be in default with respect thereto (with or without the giving of any notice and/or lapse of time). The Leases are, or will be at Closing, freely assignable by Seller and Seller will have obtained all consents of any third party necessary to assign the Leases to Purchaser.

3.28         Noncontravention. Except as provided in the loan documents, and in the franchise agreement with Licensor, the execution and delivery of, and the performance by the Seller of their respective obligations under this Agreement do not and will not contravene, or constitute a default under, any provision of applicable law or regulation, or any agreement, judgment, injunction, order, decree or other instrument binding upon the Seller, or result in the creation of any lien or other encumbrance on any asset of the Seller.

ARTICLE IV

PURCHASER'S REPRESENTATIONS, WARRANTIES AND COVENANTS

To induce the Seller to enter into this Agreement, the Purchaser hereby makes the following representations, warranties and covenants, upon each of which the Purchaser acknowledges and agrees that the Seller is entitled to rely and has relied upon:

4.1   Identity and Power.

(a)   Purchaser is and has all requisite powers and all governmental licenses, authorizations, consents and approvals necessary to carry on their respective business as now conducted, to execute and deliver this Agreement and any document or instrument required to be executed and delivered on behalf of the Purchaser hereunder, to perform its obligations under this Agreement and any such other documents or instruments and to consummate the transactions contemplated hereby; and

(b)   Purchaser is a New York limited liability company duly organized, validly existing under the laws of the State of New York, and has all requisite power and authority under the laws of such State and under its charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Purchaser is in good standing as a limited liability company in the State of New York.

4.2   Authorization, No Violations and Notices.

(a)   The execution, delivery and performance of this Agreement by Purchaser, and the consummation of the transactions contemplated hereby have been duly authorized, adopted and approved by the Purchaser as necessary. No other proceedings are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed by Purchaser and is a valid and binding obligation enforceable against Purchaser in accordance with its terms.

(b)   Neither the execution, delivery, or performance by Purchaser of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Purchaser with any of the provisions hereof, will

(i)   result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge, or encumbrance upon the Purchaser or assets of the Purchaser, under any of the terms, conditions, or provisions of, the Articles of Organization or the Operating Agreement of Purchaser, license, lease, agreement, or other instrument, or obligation to which the Purchaser is a party, or by which the Purchaser may be bound, or to which the Purchaser or the Purchaser’s assets may be subject; or

(ii)           violate any judgment, ruling, order, writ, injunction, decree, statute, rule, or regulation applicable to the Purchaser or its assets.

4.3   Noncontravention. The execution and delivery of this Agreement and the performance by the Purchaser of its obligations hereunder do not and will not contravene, or constitute a default under, any provisions of applicable law or regulation, or any agreement, judgment, injunction, order, decree or other instrument binding upon Purchaser or result in the creation of any lien or other encumbrance on any asset of Purchaser.

4.4   Litigation. There is no action, suit or proceeding, pending against the Purchaser, or Purchaser’s assets, in any court or before any arbitrator or before any governmental body which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which Purchaser is a party or by which either is bound and that is to be used in connection with, or is contemplated by, this Agreement, (b) could materially and adversely affect the ability of the Purchaser to perform their obligations hereunder, or under any document to be delivered pursuant hereto, or (c) could materially and adversely affect the business or financial position of the Purchaser.

4.5   Bankruptcy. No Act of Bankruptcy has occurred with respect to the Purchaser.

4.6   No Brokers. The Purchaser has not engaged the services of, nor is it or will it become liable to, any real estate agent, broker, finder or any other person or entity for any brokerage or finder's fee, commission or other amount with respect to the transaction described herein.

ARTICLE V

CONDITIONS AND ADDITIONAL COVENANTS

The obligations of Seller and Purchaser hereunder are subject to the satisfaction of the following conditions precedent and the compliance by the Seller and Purchaser, as applicable, with the following covenants:

5.1   Seller’s Deliveries. The Seller shall have delivered to the Escrow Agent or the Purchaser, as the case may be, on or before the Closing Date, all of the documents and other information required of Seller pursuant to Section 6.2.

5.2   Representations, Warranties and Covenants; Obligations of Seller; Certificate. All of the Seller’s representations and warranties made in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as if then made, the Seller shall have performed all of their material covenants and other obligations under this Agreement, and the Seller shall have executed and delivered to the Purchaser at Closing a certificate to the foregoing effect.

5.3   Title Insurance. Good and indefeasible fee simple title to the Real Property shall be insurable as such by the Title Company at or below its regularly scheduled rates subject only to Permitted Title Exceptions as determined in accordance with Section 2.2.

5.4   Condition of Improvements. The Improvements and the Tangible Personal Property shall be in the same condition at Closing as they are as of the date hereof, reasonable wear and tear excepted. Except for the Excluded Assets which shall be distributed to the Seller prior to the Closing Date, the Seller shall not have removed or caused or permitted to be removed any part or portion of the Real Property or the Tangible Personal Property unless the same is replaced, prior to Closing, with similar items of at least equal quality and acceptable to the Purchaser.

5.5   Utilities. All of the Utilities shall be installed in and operating at the Property, and service shall be available for the removal of garbage and other waste from the Property.

5.6   License. From the date hereof to and including the Closing Date, Seller shall comply with and perform all of the duties and obligations of licensee under the License.

5.7   Intentionally Omitted.

5.8   Franchise License Contingency. As a condition to Closing, Licensor will approve the transfer of the franchise to Purchaser or its affiliate or subsidiary. Purchaser shall be responsible for obtaining, and shall use diligent efforts to obtain, the franchise license with Licensor respecting the Hotel. Seller shall use diligent efforts in assisting Purchaser in obtaining the franchise license with Licensor, and shall fully cooperate with Purchaser's application and pursuit of said franchise license with Licensor. In the event that Purchaser is unable to obtain such franchise license from Licensor on or before the Closing Date, then either (i) the parties hereto shall agree to extend the Closing Date for thirty (30) days after the Closing Date, or (ii) Purchaser, at Purchaser's sole option, may elect to terminate this Agreement and receive a refund of the Deposit with interest thereon.

5.9.   Liquor License. Seller shall cooperate with Purchaser in endeavoring to allow Purchaser to use the liquor license for the Hotel to operate the facilities in the Hotel presently serving liquor until Purchaser can obtain its own liquor license; provided, that, Purchaser indemnifies Seller and HHMLP against any liability which may arise by reason of Purchaser's use of the liquor license for the Hotel. The indemnity must be in form and substance satisfactory to Seller; provided that Purchaser shall promptly hereafter apply for and use reasonable efforts to procure such license or licenses prior to the Closing, and provided further that in the event that such approval shall not have been obtained, notwithstanding the foregoing, and to the extent not prohibited by applicable law, Seller shall, or shall cause HHMLP, to enter into an Interim Beverage Service Agreement with Purchaser, in form and substance acceptable to Seller, which will permit Purchaser to have use of the liquor license for the Hotel from the Closing Date until the earlier of (i) Purchaser's receipt of a new liquor license for the Hotel, or (ii) six (6) months from the Closing Date.

5.10.          Existing Financing. Purchaser shall have the obligation to assume the Existing Financing at Closing, and Purchaser shall bear all costs and expenses associated with the assumption of the Existing Financing.

5.11   Existing Percentage Lease. Seller shall cause the existing percentage lease with HHMLP to be terminated on the Closing Date, and Seller shall be responsible for all fees and costs associated with such termination.

5.12   Capital Reserves/PIP. Any Licensor mandated capital expenditures at transfer shall be funded by the Purchaser. The Seller shall retain all capital expenditure reserves.

5.13   Franchise Agreement. Purchaser shall be solely responsible for any and all costs associated with the termination or cancellation of Seller’s existing License with Licensor, the transfer of such License to Purchaser, and/or the purchase of a new franchise license from Licensor or another hotel franchisor. Seller shall cooperate with Purchaser in Purchaser’s endeavor to obtain a franchise license with Licensor. In the event the Hotel does not continue as a Doubletree Club following the Closing and/or Purchaser elects to adopt a new franchise for the Hotel, Seller shall have an absolute right to approve Purchaser’s new franchise selection for the Hotel.

5.14   Intentionally Omitted.

5.15   Closing Costs. On the Closing Date, (a) Purchaser shall pay all costs and fees in connection with Purchaser’s assumption of the Existing Financing and (b) Seller and Purchaser shall pay equally the real estate transfer taxes.

ARTICLE VI

CLOSING

6.1   Closing. Closing shall be held at a location that is mutually acceptable to the parties, on May 13, 2005.

6.2   Seller’s Deliveries. At Closing, the Seller shall deliver to Purchaser all of the following instruments, each of which shall have been duly executed and, where applicable, acknowledged on behalf of the Seller and shall be dated as of the date of Closing:

(a)   Bargain and Sale Deed (“Deed”).

(b)   The Assignment and Assumption Agreement.

(c)   The FIRPTA Certificate for the Seller who are eligible to execute such certificate.

(d)   True, correct and complete copies of all warranties, if any, of manufacturers, suppliers and installers possessed by the Seller and relating to the Improvements and the Personal Property, or any part thereof.

(e)   The certificate required by Section 5.2..

(f)   Appropriate consent of the Seller, authorizing (A) the execution of any documents to be executed and delivered by the Seller prior to, at or otherwise in connection with Closing and in connection with the transactions contemplated by this Agreement, and (B) the performance by the Seller of its obligations hereunder and under such documents.

(g)   Valid, final and unconditional certificate(s) of occupancy for the Real Property and Improvements, issued by the appropriate Governmental Body.

(h)   All current real estate and personal property tax bills in the Seller's possession or under its control.

(i)    A set of all guest registration cards, guest transcripts, guest histories, and all other available guest information.

(j)    A list of advance room reservations, functions and the like, in reasonable detail so as to enable the Purchaser to honor the Seller’s commitments in that regard.

(k)   All keys for the Property.

(l)    All books, records, operating reports, appraisal reports, files and other materials in the Seller’s possession or control.

(m)          Such proof, reasonably acceptable to the Seller evidencing the payment by Purchaser and Seller of all transfer taxes, if any, incurred in connection with the transactions contemplated by this Agreement.

6.3   Purchaser's Deliveries. At Closing, the Purchaser shall pay or deliver to the Seller the following:

(a)   The Consideration, the amount equal to one-half the real estate transfer taxes, the costs and fees associated with the assumption of the Existing Financing with Lender, and other amounts owed by Purchaser at Closing pursuant hereto;

(b)   The Assignment and Assumption Agreement;

(c)   Proof of assumption of the Existing Financing by Purchaser;

(d)   Appropriate consent of the Purchaser, authorizing (A) the execution of any documents to be executed and delivered by the Purchaser prior to, at or otherwise in connection with Closing and in connection with the transactions contemplated by this Agreement, and (B) the performance by the Purchaser of its obligations hereunder and under such documents; and

(e)   Any other document or instrument reasonably requested by the Seller or required hereby.

6.4   Closing Costs. Real estate transfer taxes due, if any, shall be paid equally by Purchaser and Seller. All filing fees, recording or other similar taxes due with respect to the transfer of the Property and all charges for title insurance premiums and the assumption of the Existing Financing shall be paid by the Purchaser.

6.5   Income and Expense Allocations. All income and expenses with respect to the Property, determined in accordance with United States generally accepted accounting principles consistently applied, shall be allocated between the Seller and the Purchaser. The Seller shall be entitled to all income (including all cash box receipts and cash credits for unused expendables) which shall be part of the Excluded Assets, and responsible for all expenses for the period of time up to but not including 12:01 a.m. on the Closing Date, and the Purchaser shall be entitled to all income and responsible for all expenses for the period of time from, after and including 12:01 a.m. on the Closing Date. Only adjustments for ground rent, if applicable, and real estate taxes shall be shown on the settlement statements (with such supporting documentation as the parties hereto may require being attached as exhibits to the settlement statements) and shall increase or decrease (as the case may be) the amount payable by the Purchaser. All other such adjustments shall be made by separate agreement between the parties and shall be payable by check or wire transfer directly between the parties. Without limiting the generality of the foregoing, the following items of income and expense shall be allocated as of the Closing Date:

(a)   Current and prepaid rents, including, without limitation, prepaid room receipts, function receipts and other reservation receipts.

(b)   Real estate and personal property taxes.

(c)   Amounts under the Operating Agreements.

(d)   Utility charges (including but not limited to charges for water, sewer and electricity).

(e)   Wages, vacation pay, pension and welfare benefits and other fringe benefits of all persons employed at the Property who the Purchaser elects to employ.

(f)   All prepaid reservations and contracts for rooms confirmed by Seller prior to the Closing Date for dates after the Closing Date, all of which Purchaser shall honor.

Purchaser shall cooperate with Seller in the collection of any accounts receivable or revenues accrued prior to the Closing Date for Seller, but if Purchaser collects same, such amounts will be promptly remitted to Seller in the form received.

If accurate allocations cannot be made at Closing because current bills are not obtainable (as, for example, in the case of utility bills or tax bills), the parties shall allocate such income or expenses at Closing on the best available information, subject to adjustment upon receipt of the final bill or other evidence of the applicable income or expense. Any income received or expense incurred by the Seller or the Purchaser with respect to the Property after the date of Closing shall be promptly allocated in the manner described herein and the parties shall promptly pay or reimburse any amount due. The Seller shall pay at Closing all special assessments and taxes applicable to the Property which are due on or before the Closing.

ARTICLE VII

CONDEMNATION; RISK OF LOSS

7.1   Condemnation. In the event of any actual or threatened taking, pursuant to the power of eminent domain, of all or any portion of the Real Property, or any proposed sale in lieu thereof, the Seller shall give written notice thereof to the Purchaser promptly after the Seller learn or receive notice thereof. If all or any part of the Real Property is, or is to be, so condemned or sold such that the Hotel cannot be operated in the manner in which it currently is operated, the Purchaser shall have the right to terminate this Agreement pursuant to Section 8.3. If the Purchaser elects not to terminate this Agreement, all proceeds, awards and other payments arising out of such condemnation or sale (actual or threatened) shall be paid or assigned, as applicable, to the Purchaser at Closing.

7.2   Risk of Loss. The risk of any loss or damage to the Property prior to the Closing shall remain upon the Seller. If any such loss or damage to more than twenty five percent (25%) of the value of the Improvements occurs prior to Closing, the Purchaser shall have the right to terminate this Agreement pursuant to Section 8.3. If the Purchaser elects not to terminate this Agreement, all insurance proceeds and rights to proceeds arising out of such loss or damage shall be paid or assigned, as applicable, to the Purchaser at Closing.

ARTICLE VIII

LIABILITY OF PURCHASER; INDEMNIFICATION BY SELLER;
TERMINATION RIGHTS

8.1   Liability of Purchaser. Except for any obligation expressly assumed or agreed to be assumed by the Purchaser hereunder and in the Assignment and Assumption Agreement, the Purchaser do not assume any obligation of the Seller or any liability for claims arising out of any occurrence prior to Closing.

8.2   Termination by Purchaser. If any condition set forth herein cannot or will not be satisfied prior to Closing, or upon the occurrence of any other event that would entitle the Purchaser to terminate this Agreement and its obligations hereunder, and the Seller fails to cure any such matter within five days after notice thereof from the Purchaser, the Purchaser, at its option and as its sole remedy, shall elect either (a) to terminate this Agreement and all other rights and obligations of the Seller and the Purchaser hereunder shall terminate immediately, or (b) to waive its right to terminate and, instead, to proceed to Closing.

8.3   Termination by Seller. If, prior to Closing, the Purchaser’s default in performing any of their obligations under this Agreement (including its obligation to purchase the Property), and the Purchaser fails to cure any such default within five days after notice thereof from the Seller, then the Seller’s sole remedy for such default shall be to terminate this Agreement. Upon such termination, Seller shall be entitled to receive the Deposit as LIQUIDATED DAMAGES in full and complete satisfaction of any and all damages incurred by Seller on account of such default, it being acknowledged and agreed that in the event of any such default it would be difficult or impossible to ascertain the precise amount of such damages and the amount of the Deposit are fair and reasonable estimates of the amount of such damages. Upon notice to the Escrow Agent of Purchaser' default, the Escrow Agent shall transfer the Deposit to Seller.

8.4.   Indemnification by Purchaser. Notwithstanding anything herein to the contrary, Purchaser hereby indemnifies and holds Seller harmless from and against any and all claims, costs, penalties, damages (including, but not limited to, liquidated damages), losses, liabilities and expenses (including, but not limited to, reasonable attorneys' fees), that may at any time be incurred by or claimed against the Seller as a result of the termination, cancellation, or transfer of the License or as a result of any violation or breach of the License. Purchaser further indemnifies and holds Seller harmless from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorneys' fees), that may at any time be incurred by or claimed against the Seller as a result of any violation or breach of any of the Existing Financing Documents with GE Capital, and Purchaser shall be solely responsible for any and all costs and expenses associated with any such violation or breach of any of the Existing Financing Documents.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1   Completeness; Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior discussions, understandings, agreements and negotiations between the parties hereto. This Agreement may be modified only by a written instrument duly executed by the parties hereto.

9.2   Assignments. The Purchaser may assign its rights hereunder to any affiliate of Purchaser without the consent of the Seller. No such assignment shall relieve the Purchaser of any of its obligations and liabilities hereunder.

9.3   Successors and Assigns. The benefits and burdens of this Agreement shall inure to the benefit of and bind the Purchaser and the Seller and their respective party hereto.

9.4   Days. If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is a Saturday or Sunday or a legal holiday in the jurisdiction in which the action is required to be performed or in which is located the intended recipient of such notice, consent or other communication, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first business day following such Saturday, Sunday or legal holiday. Unless otherwise specified herein, all references herein to a “day” or “days” shall refer to calendar days and not business days.

9.5   Governing Law. This Agreement and all documents referred to herein shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

9.6   Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature on behalf of both parties hereto appear on each counterpart hereof. All counterparts hereof shall collectively constitute a single agreement.

9.7   Severability. If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances, shall not be affected thereby provided the parties realize the material benefits of this Agreement, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

9.8   Costs. Regardless of whether Closing occurs hereunder, and except as otherwise expressly provided herein, each party hereto shall be responsible for its own costs in connection with this Agreement and the transactions contemplated hereby, including without limitation fees of attorneys, engineers and accountants.

9.9   Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand, transmitted by facsimile transmission, sent prepaid by Federal Express (or a comparable overnight delivery service) or sent by the United States mail, certified, postage prepaid, return receipt requested, at the addresses and with such copies as designated below. Any notice, request, demand or other communication delivered or sent in the manner aforesaid shall be deemed given or made (as the case may be) when actually delivered to the intended recipient.

If to the Purchaser:

Metro Sai Hospitality L.L.C
34 Cleveland Avenue
Glenhead, New York 11545
Telephone : 516-775-2766
Facsimile : 516-775-2966

With a copy to:	Brian Wrynn
13 Mayflower Place
Floral Park, New York 11001
Telephone: 516-775-2766
Facsimile: 516-775-2966

If to the Seller:	5544 JFK III Associates
148 Sheraton Drive, Box A
New Cumberland, PA 17070
Attn: Kiran P. Patel
Telephone: 717-770-2405
Facsimile: 717-774-7383

With a copy to:	Shah & Byler, LLP
510 Walnut Street
Philadelphia, PA 19106
Attn: Lok Mohapatra, Esquire
Telephone: 215-238-1045
Facsimile: 267-238-1874

Or to such other address as the intended recipient may have specified in a notice to the other party. Any party hereto may change its address or designate different or other persons or entities to receive copies by notifying the other party and the Escrow Agent in a manner described in this Section.

9.10         Incorporation by Reference. All of the exhibits attached hereto are by this reference incorporated herein and made a part hereof.

9.11         Survival. All of the representations, warranties, covenants and agreements of the Seller and the Purchaser made in, or pursuant to, this Agreement shall survive for a period of six (6) months following Closing and shall not merge into the Deed or any other document or instrument executed and delivered in connection herewith.

9.12         Further Assurances. The Seller and the Purchaser each covenant and agree to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of the other party, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by either party hereto for the purpose of or in connection with consummating the transactions described herein.

9.13         No Partnership. This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of Seller and Purchaser specifically established hereby.

9.14         Time of Essence. Time is of the essence with respect to every provision hereof.

9.15         Confidentiality. Purchaser and Seller and their representatives, including any professionals representing the Purchaser and Seller, shall keep the existence and terms of this Agreement strictly confidential, except to the extent disclosure is compelled by law, and then only to the extent of such compulsion.

9.16         Publicity. The parties agree that no party shall contact or conduct negotiations with public officials, make any public pronouncements, issue press releases or otherwise furnish information regarding this Agreement and/or the transactions contemplated by this Agreement to a third party without obtaining the prior written consent of all parties. No party, or its employees with knowledge of the transactions contemplated herein, shall trade in the securities of any affiliate of Purchaser until a public announcement of the transactions contemplated by this Agreement has been made public.

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IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed in their names by their respective duly-authorized representatives.

SELLER:

5544 JFK III ASSOCIATES, a Pennsylvania limited partnership

By:	Hersha Hospitality, LLC, a Virginia limited liability company, its sole general partner

By:
Jay H. Shah, Manager

PURCHASER:

METRO SAI HOSPITALITY L.L.C., a New York limited liability company

By:
Dr. Ashok Dhabuwala, Managing Member